TERADATA EMPLOYEE STOCK PURCHASE PLAN

(As amended and restated on August 2, 2021)

1.Purpose
The Teradata Employee Stock Purchase Plan (“Plan”) provides Eligible Employees with an opportunity to purchase Teradata Common Stock through payroll deductions and is intended as an employment incentive and to encourage ownership of Teradata Common Stock to enable Eligible Employees to participate in the economic progress of Teradata Corporation (“Teradata”) during the term of the Plan.
The Company intends to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423 of the Code. Notwithstanding the forgoing, the Company may make Offerings under the Plan that are not intended to qualify under Section 423 of the Code to the extent deemed advisable for Designated Subsidiaries outside the United States (“Non-423 Component”). Furthermore, the Company may make separate Offerings under the Plan, each of which may have different terms, but each separate Offering will be intended to comply with the requirements of Section 423 of the Code.
This Plan was originally adopted effective as of September 30, 2007 and has since been amended from time to time. The Board of Directors approved an amendment and restatement of the Plan on February 1, 2021, as set forth herein, to be effective with respect to the Offering Date commencing September 1, 2021, which was approved by the Company’s stockholders at the 2021 annual meeting of stockholders. The Board of Directors subsequently approved an amendment and restatement of the Plan on August 2, 2021.
2.Definitions
2.1 “Affiliate” means any person that directly, or through one or more intermediaries, controls, or is controlled by, or under common control with, the Company.
2.2 “Beneficiary” has the meaning set forth in Section 15.
2.3 “Benefits Committee” means the Teradata Corporation Benefits Committee.
2.4 “Board of Directors” means the Board of Directors of the Company.
2.5 “Code” means the Internal Revenue Code of 1986, as amended.
2.6 “Company” means Teradata Corporation, a Delaware corporation.
2.7“Compensation” means the total amount received by a Participant from the Company or a Subsidiary as salary, wages, bonus or other remuneration including (i) overseas premium pay, (ii) appropriate commission or other earnings by sales personnel, (iii) overtime pay, (iv) payments for cost-of-living increases, and (v) sick pay, but excluding retention and work completion bonuses and contributions of the Company or a Subsidiary to an employee benefit plan thereof.
2.8 “Continuous Service” means the length of time an Employee has been in the continuous employ of the Company and/or a Subsidiary and/or an Affiliate.
2.9 “Designated Subsidiary” means a Subsidiary which shall have been designated by the Chief Executive Officer or the Benefits Committee of the Company to participate in the Plan; provided, that any such designation may be revoked in like manner at any time.
2.10 “Eligible Employees” means only those persons who on an Offering Date: (i) are Employees of the Company or a Designated Subsidiary, and (ii) are not deemed for purposes of Section 423(b)(3) of the Code to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or a Subsidiary or the parent of the Company, if any. With respect to Offerings made under the Non-423 Component of the Plan, the definition of “Eligible Employee” may be further limited.
2.11 “Employees” means all persons employed by the Company or a Subsidiary, and unless otherwise prohibited by applicable law, excludes those persons whose customary employment is 20 hours or less per week (“part-time employees”) and/or whose customary employment is for five months or less in any calendar year. “Employee” does not include leased employees within the meaning of Section 414(n) of the Code and does not include “payroll service or agency employees” as defined in the following sentence. “Payroll service or agency employee” means an individual (i) for whom the direct pay or compensation with respect to the performance of services for the Company or any Subsidiary or Affiliate is paid by any outside entity, including but not limited to a payroll service or temporary employment agency rather than by the Teradata internal corporate payroll system, or (ii) who is paid directly by the Company or any Subsidiary or Affiliate, but not through an internal corporate payroll system (e.g., through purchase order accounts). The determination whether an individual is a “payroll service or agency employee” shall be made solely according to the method of paying the individual for services, without regard to whether the individual is considered a common law employee of the Company for any other purpose, and such determination will be within the discretionary authority of the Benefits Committee.
2.12 “Exercise Date” means the last business day of each Purchase Period.
2.13 “Fair Market Value” means the value of one share of Teradata Common Stock on any relevant date, determined under the following rules: (a) the closing sale price per share on that date as reported on the principal exchange on which the shares are then trading, if any, or if applicable the New York Stock Exchange, or if there are no sales on that date, on the next preceding trading day during which a sale occurred; (b) if the shares are not reported on a principal exchange or national market system, the average of the closing bid and asked prices last quoted on that date by an established quotation service for over-the-counter securities; or (c) if neither (a) nor (b) applies, the fair market value as determined by the Board of Directors in good faith and in accordance with applicable laws.

2.14 “Investment Account” has the meaning set forth in Section 12.
2.15 “Offering” means the offering of shares of Teradata Common Stock to Eligible Employees pursuant to the Plan that occurs on each Offering Date.
2.16 “Offering Date” means the first business day of each Purchase Period.
2.17 “Participant” means an Eligible Employee who elects to participate in the Plan.
2.18 “Payroll Department” means the department of the Company or a Subsidiary from which a Participant’s Compensation is disbursed.
2.19 “Plan” means this Teradata Employee Stock Purchase Plan.
2.20 “Purchase Period” means each six-month period commencing September 1 and ending February 28 (or February 29, as applicable) and commencing March 1 and ending August 31, or such other period as may be determined in the discretion of the Benefits Committee from time to time (but in no event will any Purchase Period be longer than maximum period permitted for an employee stock purchase plan under Section 423 of the Code).
2.21 “Recordkeeper” means the third-party administrator that maintains records for the Plan.
2.22 “Stock Purchase Agreement” has the meaning set forth in Section 5.
2.23 “Subsidiary” means any corporation in which the Company, directly or indirectly, owns stock possessing 50% or more of the total combined voting power of all classes of stock.
2.24 “Teradata Common Stock” means shares of common stock, par value $0.01, of Teradata.
3.Shares
The aggregate number of shares of Teradata Common Stock which may be purchased under the Plan shall not exceed a total of seven million (7,000,000). Notwithstanding the foregoing, the aggregate number of shares is subject to adjustment in accordance with Section 20 hereof. Shares issued under the Plan will consist of authorized and unissued shares.
4.Offering
Each Eligible Employee on an Offering Date shall be entitled to purchase, in the manner and on the terms herein provided, shares of Teradata Common Stock at the Purchase Price set forth in Section 8 hereof with amounts withheld pursuant to Section 6 hereof during the Purchase Period in which such Offering Date occurs.
Anything herein to the contrary notwithstanding, if any person entitled to purchase shares pursuant to any Offering hereunder would be deemed, for the purposes of Section 423(b)(3) of the Code, to own stock

(including any number of shares which such person would be entitled to purchase hereunder and under any other similar plan or stock option plan of the Company, the parent of the Company or any Subsidiary) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, the parent of the Company or a Subsidiary, the maximum number of shares which such person shall be entitled to purchase pursuant to the Plan shall be reduced to that number which, when added to the number of shares of stock of the Company, the parent of the Company or a Subsidiary which such person is so deemed to own (excluding any number of shares which such person would be entitled to purchase hereunder), is one less than such 5% and any balance remaining in such person’s account to purchase shares of Teradata Common Stock under this Plan (“Stock Purchase Account”) shall be refunded.
5.Entry Into the Plan; Stock Purchase Agreements
Any Eligible Employee may become a Participant in the Plan by filing a stock purchase agreement on a form provided by the Company (a “Stock Purchase Agreement”) and in accordance with procedures established by the Benefits Committee on or prior to the 20th day of the month immediately preceding each Offering Date or by such other date(s) as may be designated by the Benefits Committee. Once an Eligible Employee has filed a Stock Purchase Agreement and become a Participant in the Plan, they shall remain a Participant until they withdraw from the Plan in accordance with Section 13 hereof, and they shall not be required to file a Stock Purchase Agreement for any succeeding Offering until they withdraw from the Plan.
6.Payment for Shares; Payroll Deductions
Payment for shares of Teradata Common Stock purchased hereunder shall be made by authorized payroll deductions from a Participant’s Compensation pursuant to this Section.
In their Stock Purchase Agreement, a Participant shall authorize a deduction from each payment of Compensation during a Purchase Period of an amount equal to any full percentage of such payment; provided, however, that the minimum deduction shall be 1% and the maximum deduction shall be 10% of any payment of Compensation. Deductions may not be changed during the Purchase Period unless the Participant withdraws from the Plan or stops future payroll deductions in accordance with Section 13 hereof.
A Participant on an unpaid leave of absence will remain a Participant in the Plan but no amounts will be credited to the Participant’s Stock Purchase Account during the time the Participant receives no Compensation.
7.Payroll Deductions
Amounts deducted from a Participant’s Compensation pursuant to Section 6 hereof shall be recorded by the Company and applied to the purchase of Teradata Common Stock hereunder. No interest shall accrue or be payable to any Participant with respect to any deducted amounts.
8.Purchase Price
The Purchase Price per share of the shares of Teradata Common Stock sold to Participants hereunder for any Offering shall be 85% of the lower of: (i) the Fair Market Value of Teradata Common Stock on the

Offering Date, or (ii) the Fair Market Value of Teradata Common Stock on the Exercise Date. Anything herein to the contrary notwithstanding, the Purchase Price per share shall not be less than the par value of a share of Teradata Common Stock.
9.Purchase of Shares; Limitation on Right to Purchase
As of each Exercise Date, each Participant shall be offered the right to purchase, and shall be deemed, without any further action, to have purchased, at the Purchase Price in United States dollars, the number of full shares of Teradata Common Stock which can be purchased with the amount credited to such Participant’s Stock Purchase Account. All such shares shall be maintained in Investment Accounts for the Participants. All dividends paid with respect to such shares shall be credited to the Participants’ Investment Accounts and will be automatically reinvested in shares of Teradata Common Stock, unless the Participant elects not to have such dividends reinvested and subject to applicable law. Any remaining balance in a Participant’s Stock Purchase Account not used to purchase full shares of Teradata Common Stock shall be credited to the Participants’ Investment Accounts with fractional shares. Such fractional shares shall be cashed out when a Participant closes their Investment Account in accordance with Section 22.
At the time a Participant’s payroll deduction amounts are used to purchase the Teradata Common Stock, they will have all of the rights and privileges of a stockholder of Teradata with respect to the shares purchased under the Plan.
Anything herein to the contrary notwithstanding, (i) a Participant may not purchase more than 50,000 shares of Teradata Common Stock through this Plan in any Purchase Period; and (ii) if at any time when any person is entitled to complete the purchase of any shares pursuant to the Plan, taking into account such person’s rights, if any, to purchase stock under all other employee stock purchase plans of the Company, its parent and of any Subsidiaries, the result would be that during the then current calendar year such person would have first become entitled to purchase under the Plan and all such other plans a number of shares of stock which would exceed the maximum number of shares permitted by the provisions of Section 423(b)(8) of the Code, then the number of shares which such person shall be entitled to purchase pursuant to the Plan shall be reduced by the number which is one more than the number of shares which represents the excess, and any remaining balance of the Participant’s payroll deductions shall be refunded.
10.Expiration of Purchase Period
As of each Exercise Date the amount of payroll deductions for each Participant in the applicable Purchase Period shall be applied to purchase shares of Teradata Common Stock at the Purchase Price.
11.Issuance of Shares
The shares of Teradata Common Stock purchased by a Participant on an Exercise Date shall, for all purposes, be deemed to have been issued and sold at the close of business on such Exercise Date. Prior to that time, none of the rights or privileges of a stockholder shall exist with respect to such shares.

As soon as practicable after such Exercise Date, the Company shall cause a book entry to be registered in the street name of the Recordkeeper on behalf of the Participants, for the number of shares of Teradata Common Stock purchased by the Participants on such Exercise Date, as designated in the Participant’s Stock Purchase Agreement. Such designation may be changed at any time by filing notice thereof. The Benefits Committee shall have sole discretion to adopt rules governing the registration of shares purchased hereunder and may restrict the types of designations permitted under a Participant’s Stock Purchase Agreement.
12.Investment Accounts Maintained by Recordkeeper
The Recordkeeper shall maintain an Investment Account for each Participant with a record of the shares purchased by the Participant. The Participant may at any time direct the Recordkeeper to (i) sell some or all of the shares credited to their Investment Account and deliver the cash in U.S. currency to the Participant, subject to any applicable delivery or transfer charge or (ii) provide the Participant a notice of issuance of uncertificated shares reflecting some or all of the whole shares credited to their Investment Account. Shares credited to a Participant’s Investment Account shall not be transferred out of such Account during the two-year period following the Exercise Date unless: (a) sold pursuant to Section 12(i) above, (b) transferred due to death pursuant to Section 15, or (c) otherwise permitted in the sole discretion of the Benefits Committee.
13.Withdrawal
A Participant may withdraw from the Plan outside of an enrollment period only in cases due to heavy financial hardship at any time prior to the first day of the fifth month of the Purchase Period by filing a notice of withdrawal with the Human Resources Shared Service Center and following the process maintained by the Company and communicated to Participants. Upon approval of a Participant’s withdrawal, no further payroll deductions will be made and all payroll withholdings prior to the withdrawal during the relevant Purchase Period will be refunded to the Participant without interest through local payroll. No shares will be purchased on behalf of the Participant during that Purchase Period. Partial withdrawals of payroll deductions may not be made. Any Participant who withdraws from the Plan may again at a later time become a Participant hereunder in accordance with Section 5 hereof.
A heavy financial hardship is defined as any of the following:
•Unreimbursed medical expenses for the Participant, their spouse or their tax dependents or primary beneficiary;
•Tuition for college or other post-secondary education for the following 12 months for the Participant, their spouse, children or their tax dependents or primary beneficiary;
•Payment of funeral expenses for the Participant’s deceased parent, spouse, children, their tax dependent or primary beneficiary;
•Down payment and closing costs for the purchase of the Participant’s principal residence;

•Unreimbursed expenses incurred to maintain the structural integrity of the Participant’s principal residence; or
•Payments necessary to prevent eviction from the Participant’s primary residence or foreclosure on the mortgage of the Participant’s principal residence.
Any Participant may stop future payroll deductions prior to the first day of the fifth month of the Purchase Period or by such other date(s) as may be designated by the Benefits Committee. Upon a Participant’s authorization to stop future payroll deductions, no further payroll deductions will be made and all payroll withholdings up to such time during the relevant Purchase Period shall go toward the purchase of Teradata Common Stock on the next Exercise Date.
14.Termination of Continuous Service
If a Participant’s Continuous Service terminates for any reason during a Purchase Period, the amount credited to their Stock Purchase Account as of the termination date shall be refunded without interest to the Participant through local payroll and no further payroll deductions will be made.
If a Participant transfers to part-time status during a Purchase Period, their payroll deductions for the Plan shall terminate as of the date of such transfer and the amount credited to their Stock Purchase Account as of the effective date of any such occurrence shall remain in the Stock Purchase Account until the Exercise Date. The Recordkeeper shall continue to maintain the Participant’s Investment Account.
15.Death
If a Participant dies during a Purchase Period, the amount credited to their Stock Purchase Account as of the date of death shall refunded without interest and delivered to the executor or administrator of the Participant’s estate, and no further payroll deductions will be made.
The Recordkeeper shall transfer the Participant’s Investment Account to the executor or administrator of the Participant’s estate. If no executor or administrator is appointed (to the knowledge of the Company), the Company in its discretion may direct the Recordkeeper to transfer the Investment Account to the Participant’s spouse or to any one or more dependents of the Participant.
16.Procedure if Insufficient Shares Available
In the event that on any Exercise Date the aggregate funds available for the purchase of shares of Teradata Common Stock pursuant to Section 9 hereof would purchase a number of shares in excess of the number of shares then available for purchase under the Plan, the Benefits Committee shall proportionately reduce the number of shares which would otherwise be purchased by each Participant on such Exercise Date in order to eliminate such excess, the Plan shall automatically terminate immediately after such Exercise Date and any remaining balance credited to the Stock Purchase Account of each Participant shall be refunded to each such Participant.

17.Rights not Transferable
Rights to purchase shares under the Plan are exercisable only by the Participant during their lifetime and are not transferable by him other than by will or the laws of descent and distribution. If a Participant attempts to transfer their rights to purchase shares under the Plan other than by will, they shall be deemed to have requested withdrawal from the Plan and the provisions of Section 13 hereof shall apply with respect to such Participant.
18.Administration of the Plan
Subject to the general control of, and superseding action by, the Board of Directors, the Benefits Committee shall have full power to administer the Plan. It shall adopt rules not inconsistent with the provisions of the Plan for its administration. It shall adopt the form of Stock Purchase Agreement, all notices required hereunder, and any on the registration of certificates for shares purchased hereunder. Its interpretation and construction of the Plan and Rules shall, subject as aforesaid, be final and conclusive.
19.Amendment of the Plan
The Board of Directors may at any time, or from time to time, alter or amend the Plan in any respect, except that, stockholder approval will be required for any alteration or amendment for which stockholder approval is required by applicable law or listing requirements, including any amendment that increases the number of shares reserved for purchase under the Plan other than as provided in Section 20 hereof.
20.Recapitalization; Effect of Certain Transactions
The aggregate number of shares of Teradata Common Stock reserved for purchase under the Plan as provided in Section 3 hereof, the maximum number of shares which a Participant may purchase in any Purchase Period as provided in Section 9 hereof, and the calculation of the Purchase Price per share as provided in Section 8 hereof shall be appropriately adjusted to reflect a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend, extraordinary cash dividend or other increase or decrease in the number of issued shares of Teradata Common Stock, effected without receipt of consideration by the Company. If Teradata shall merge or consolidate, whether or not Teradata is the surviving or resulting corporation in such merger or consolidation, any Offering hereunder shall pertain to and apply to shares of stock of Teradata or any shares issued in connection with such merger or consolidation in exchange for shares of stock of Teradata, unless prior to such merger or consolidation, the Board of Directors of the Company shall, in its discretion, terminate the Plan and/or any Offering hereunder. Notwithstanding the foregoing, a dissolution or liquidation of Teradata shall cause the Plan and any Offering hereunder to terminate and the entire amount credited to the Stock Purchase Account of each Participant thereunder shall be paid to each such Participant.
21.Expiration and Termination of the Plan
The Plan shall continue in effect through January 30, 2028 unless terminated prior thereto pursuant to Section 16 or 20 hereof, or pursuant to the next succeeding sentence. The Board of Directors shall have the right to terminate the Plan or any Offering hereunder at any time. In the event of the expiration of the Plan or its termination or the termination of any Offering pursuant to the immediately preceding sentence, the entire amount credited to the Stock Purchase Account of each Participant hereunder shall be refunded to each such Participant.
22.Treatment of Fractional Shares
For any amounts of payroll deductions that are insufficient to purchase a whole share, the Recordkeeper may determine whether its standard practice will be to credit the Participants’ Investment Accounts with fractional shares or with the insufficient cash amount that will be carried over and applied to the next Purchase Period. If the Investment Accounts are credited with fractional shares, such fractional shares shall be cashed out when a Participant closes their Investment Account.
23.Notice
Any notice which a Participant files pursuant to the Plan shall be in the appropriate form and shall be delivered by hand or mailed, postage prepaid, to such Participant’s Payroll Department or by any electronic means authorized by the Participant in the Stock Purchase Agreement.
24.Repurchase of Stock
The Company shall not be required to repurchase from any Participant shares of Teradata Common Stock which such Participant acquires under the Plan.
25.Use of Funds
All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such payroll deductions.
26.Alternate Contribution Methods
Anything herein to the contrary notwithstanding, in the event authorized payroll deductions from a Participant’s Compensation are not permitted by reason of the provisions of local law applicable to the Company or a Designated Subsidiary, or are not practicable in the opinion of the Benefits Committee, the appropriate alternative method pursuant to which affected Participants may make payment for shares of Teradata Common Stock purchased hereunder which would otherwise have been made pursuant to Section 6 hereof shall be designated by the Benefits Committee. Payments made hereunder shall be deemed to have been made pursuant to Section 6 hereof.
27.Fees
The Recordkeeper may charge Participants reasonable transaction fees, as agreed by the Company.
28.Tax Consequences
Any tax consequences arising from the grant or exercise of any right granted hereunder or the payment for Teradata Common Stock covered hereby shall be borne solely by the Participant. The Company, and/or any

Affiliate or the Benefits Committee may make such provisions and take such steps as may be deemed necessary or appropriate for the withholding of all taxes required by law to be withheld as determined in the sole discretion of the Company, any Affiliate or the Benefits Committee with respect to rights granted under the Plan and the exercise of such rights or the sale of Teradata Common Stock, including, but not limited, to: (a) deducting the amount so required to be withheld from any other amount then or thereafter payable to or on behalf of a Participant, and/or (b) requiring a Participant or person or entity acting on behalf of the Participant to pay to the Company or any Affiliate the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Teradata Common Stock, and/or (c) by causing the exercise of a right hereunder and/or the sale of any Teradata Common Stock held by or on behalf of a Participant to cover such liability, up to the amount required to satisfy minimum statutory withholding requirements as determined applicable in the sole discretion of the Company, any Affiliate or the Benefits Committee.
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